Exhibit 99.1

News Release – August 6, 2024

Arcadium Lithium Releases Second Quarter 2024 Results

•Realized Average Pricing of $17,200 / Product Metric Ton for Lithium Hydroxide and Carbonate in the Second Quarter
•Tracking Towards High End of $60 to 80 million Cost Savings Guidance in 2024 and Accelerating Further Cost Reductions
•Projecting a 25% Increase in Combined Lithium Hydroxide and Carbonate Volume in Both 2024 and 2025 versus the Prior Year
•Reducing Capital Spending by ~$500 million Over Next 24 Months in Response to Current Market Conditions
•Arcadium Lithium Investor Day Scheduled for September 19th

PHILADELPHIA and PERTH, Australia, August 6, 2024 /PRNewswire/ -- Arcadium Lithium plc (NYSE: ALTM, ASX: LTM, “Arcadium Lithium” or the “Company”) today reported results for the second quarter of 2024.

Second Quarter Highlights
Second quarter revenue was $255 million and reported attributable GAAP net income was $85.7 million, or 7 cent per diluted share. Adjusted EBITDA1 was $99.1 million and adjusted earnings per diluted share2 were 5 cents.
The Company realized average pricing of $17,200 per product metric ton for combined lithium hydroxide and carbonate volumes in the second quarter.
Total volumes in the second quarter were up slightly versus the first quarter, with higher carbonate and hydroxide sales partially offset by lower spodumene sales due to reduced production at Mt. Cattlin. Average realized pricing was higher sequentially for spodumene, but lower across all other products. This decline was driven by a combination of lower market prices for lithium chemicals, the lag impact of price indices on a portion of the Company’s carbonate and hydroxide volumes, and changes in both product and customer mix.
1 Reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income attributable to Arcadium Lithium plc, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the reconciliation table accompanying this release.
2 Corresponds to Diluted adjusted after-tax earnings per share in the accompanying financial tables. Reconciliation of Diluted adjusted after-tax earnings per share, a non-GAAP measure, to Diluted earnings per ordinary share (GAAP), the most directly comparable financial measure presented in accordance with GAAP, is set forth in the reconciliation table accompanying this release.

“We continue to focus on leveraging our low-cost, high quality operational footprint and a commercial strategy of securing long term contracts with strategic customers to navigate through all market environments,” said Paul Graves, president and chief executive officer of Arcadium Lithium. “Similar to last quarter, this approach helped us to achieve higher realized pricing in the second quarter than we would have under a fully market-based pricing approach, and to deliver strong underlying profitability.”
Cost Savings
Arcadium Lithium is expecting to deliver cost savings in 2024 at the higher end of its $60 to 80 million guidance range. These savings are a result of organizational restructuring, operating and logistics savings and the elimination of third-party and other services across the two legacy companies. Operating and logistics savings predominately relate to raw materials, energy and transportation in Argentina and several key supplier contracts have been renegotiated with immediate effect.
In light of progress made to date and the changing market conditions since merger completion, Arcadium Lithium is accelerating further cost reduction initiatives. The Company previously announced it expects to achieve total cost savings of $125 million per annum by three years of merger completion and has commenced a program to accelerate the delivery of these cost savings.
2024 and 2025 Volumes
Arcadium Lithium is projecting a 25% increase in combined lithium hydroxide and lithium carbonate sales volumes for the full year compared to 2023, with a further 25% increase in 2025 compared to 2024, both driven by already-completed expansions.
The Company continues to increase production levels at its recently completed expansions in Argentina. Both expansions are currently producing commercial volumes of lithium carbonate, resulting in higher sales volumes of carbonate and hydroxide in the second half of the year. The process of starting up both expansions means that we expect to see further volume growth from both Olaroz and Fenix in 2025 as they steadily move towards delivering their total nameplate capacity of 40,000 metric tons and 33,000 metric tons (including lithium chloride), respectively.
For lithium hydroxide, the combined 30,000 metric tons of expansions in Bessemer City (U.S.), Zhejiang (China) and Naraha (Japan) are all finalizing qualification with key customers. They are expected to produce increasing commercial volumes as the lithium carbonate production in Argentina increases to feed them.
Capital Spending and Capacity Expansions
“Despite where lithium market prices are today, we still see a strong long-term growth trajectory for lithium demand and expect a return to healthier market fundamentals over time,” continued Graves. “However, the market is clearly indicating that the industry does not need to add supply at the same pace as previously expected. We have therefore decided to defer investment in two of our four current expansion projects. While we remain fully committed to developing our highly attractive portfolio of expansion opportunities, each of which is expected to be amongst the lowest cost lithium operations globally when completed, we will seek to do so on a timeline that is supported by both the market and our customers.”
Arcadium Lithium intends to pause current investment in its 40,000 metric ton (LCE) spodumene Galaxy project in Canada (formerly “James Bay”) and is exploring the opportunity to bring in a partner that is interested in providing capital for the project in return for a long-term strategic investment. The pause in spending will be structured to minimize both cost and timing disruption when the project is ultimately resumed.
Additionally, Arcadium Lithium is revisiting the sequencing of its combined 25,000 metric ton lithium carbonate projects at the Salar del Hombre Muerto in Argentina. Rather than execute Fénix Phase 1B and Sal de Vida Stage 1 simultaneously as previously announced, the projects will now be completed sequentially.

As a result of these actions, the Company will immediately reduce its capital spending and plans to spend approximately $500 million less over the next 24 months.
The Company has no plans to alter the development of Nemaska Lithium, a 32,000 metric ton integrated spodumene to hydroxide project in Canada.
Arcadium Lithium is preparing for an upcoming Investor Day in September where we will provide our views on the evolution of the lithium market and how they align with our latest expansion plans and broader strategic objectives for the business.
2024 Outlook Scenarios3
Arcadium Lithium continues to expect higher overall volumes year over year, with a 25% increase in combined lithium hydroxide and lithium carbonate sales offset by lower spodumene concentrate sales.
The table below reflects Revenue and Adjusted EBITDA outcomes for Arcadium Lithium based on two different lithium market price scenarios for the second half of 2024. These scenarios should not be interpreted as a forecast by Arcadium Lithium as to the likely range of lithium prices during the period. It keeps constant the midpoints of the Company’s expected sales volumes, cost savings and SG&A for 2024 while overlaying the pricing mechanisms of existing commercial agreements:

Second Half 2024 Average Market Price[4]
Full Year 2024	Units	$12/kg	$15/kg
Revenue	$ million	~1,100	~1,200
Adjusted EBITDA[5]	$ million	~380	~470
Adjusted EBITDA Margin [5]		35%	39%

The table below provides an outlook for other select financial items:

Metric	Units	Full Year 2024
Selling, general and administrative expenses[6]	$ million	~115
Depreciation & amortization	$ million	~100
Adjusted tax rate [5]		25%	30%
Full-year weighted average diluted shares outstanding [7]	million	~1,150

Capital spending	$ million	550	700

3 Reflects 100% consolidation of Olaroz and Nemaska Lithium, in which Arcadium Lithium has current economic interests of 66.5% and 50%, respectively.
4 Reference market prices meant to reflect multiple lithium products on an LCE equivalent basis.
5 Although Arcadium Lithium provides an outlook for Adjusted EBITDA, Adjusted EBITDA margin and adjusted tax rate, each of these a non-GAAP measure, the Company is not able to do so for the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for the Company to provide an outlook for such GAAP measures or to reconcile corresponding non-GAAP financial measures to such GAAP measures without unreasonable efforts. For the same reason, the Company is unable to address the probable significance of the unavailable information. Such elements include, but are not limited to, restructuring and transaction related charges. As a result, no GAAP equivalent outlook is provided for these metrics.
6 Includes Research and development expenses.
7 Inclusive of 67.7 million dilutive share equivalents attributable to 2025 Notes.

Arcadium Lithium Contacts
Investors:
Daniel Rosen +1 215 299 6208
daniel.rosen@arcadiumlithium.com
Phoebe Lee +61 413 557 780
phoebe.lee@arcadiumlithium.com
Media:
Karen Vizental +54 9 114 414 4702
karen.vizental@arcadiumlithium.com

Supplemental Information
In this press release, Arcadium Lithium uses the financial measures Adjusted EBITDA, Diluted adjusted after-tax earnings per share, and Adjusted cash provided by operations. These terms are not calculated in accordance with generally accepted accounting principles (GAAP). Definitions of these terms, as well as a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP, are provided on our website: ir.arcadiumlithium.com and elsewhere in this press release or the financial tables that accompany this press release.
About Arcadium Lithium
Arcadium Lithium is a leading global lithium chemicals producer committed to safely and responsibly harnessing the power of lithium to improve people’s lives and accelerate the transition to a clean energy future. We collaborate with our customers to drive innovation and power a more sustainable world in which lithium enables exciting possibilities for renewable energy, electric transportation and modern life. Arcadium Lithium is vertically integrated, with industry-leading capabilities across lithium extraction processes, including hard-rock mining, conventional brine extraction and direct lithium extraction (DLE), and in lithium chemicals manufacturing for high performance applications. We have operations around the world, with facilities and projects in Argentina, Australia, Canada, China, Japan, the United Kingdom and the United States. For more information, please visit us at www.ArcadiumLithium.com.

Important Information and Legal Disclaimer:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this news release are forward-looking statements. In some cases, we have identified forward-looking statements by such words or phrases as "will likely result," "is confident that," "expect," "expects," "should," "could," "may," "will continue to," "believe," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "potential," "intends" or similar expressions identifying "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words and phrases. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for Arcadium Lithium based on currently available information. There are important factors that could cause Arcadium Lithium's actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the supply and demand in the market for our products as well as pricing for lithium and high-performance lithium compounds; our ability to realize the anticipated benefits of the integration of the businesses of Livent and Allkem or of any future acquisitions; our ability to acquire or develop additional reserves that are economically viable; the existence, availability and profitability of mineral resources and mineral and ore reserves; the success of our production expansion efforts, research and development efforts and the development of our facilities; our ability to retain existing customers; the competition that we face in our business; the development and adoption of new battery technologies; additional funding or capital that may be required for our operations and expansion plans;

political, financial and operational risks that our lithium extraction and production operations, particularly in Argentina, expose us to; physical and other risks that our operations and suppliers are subject to; our ability to satisfy customer qualification processes or customer or government quality standards; global economic conditions, including inflation, fluctuations in the price of energy and certain raw materials; the ability of our joint ventures, affiliated entities and contract manufacturers to operate according to their business plans and to fulfill their obligations; severe weather events and the effects of climate change; extensive and dynamic environmental and other laws and regulations; our ability to obtain and comply with required licenses, permits and other approvals; and other factors described under the caption entitled "Risk Factors" in Arcadium Lithium's 2023 Form 10-K filed with the Securities and Exchange Commission ("SEC") on February 29, 2024, as well as Arcadium Lithium's other SEC filings and public communications. Although Arcadium Lithium believes the expectations reflected in the forward-looking statements are reasonable, Arcadium Lithium cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Arcadium Lithium nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Arcadium Lithium is under no duty to update any of these forward-looking statements after the date of this news release to conform its prior statements to actual results or revised expectations.

ARCADIUM LITHIUM PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023 (1)	2024	2023 (1)
Revenue	$254.5	$235.8	$515.7	$489.3
Costs of sales	174.1	88.5	328.9	174.8
Gross margin	80.4	147.3	186.8	314.5
Selling, general and administrative expenses	15.5	17.6	55.4	33.9
Research and development expenses	1.5	1.0	2.6	2.0
Restructuring and other charges	21.9	24.3	101.7	26.3
Total costs and expenses	213.0	131.4	488.6	237.0
Income from operations before equity in net loss of unconsolidated affiliate, interest income, net, loss on debt extinguishment and other gains	41.5	104.4	27.1	252.3
Equity in net loss of unconsolidated affiliate	—	7.2	—	15.3
Interest income, net	(9.3)	—	(20.3)	—
Loss on debt extinguishment	0.9	—	1.1	—
Other gains	(79.9)	(7.6)	(157.2)	(6.5)
Income from operations before income taxes	129.8	104.8	203.5	243.5
Income tax expense	35.3	14.6	89.1	38.5
Net income	$94.5	$90.2	$114.4	$205.0
Net income attributable to noncontrolling interests	8.8	—	13.1	—
Net income attributable to Arcadium Lithium plc	$85.7	$90.2	$101.3	$205.0
Basic earnings per ordinary share	$0.08	$0.21	$0.10	$0.47
Diluted earnings per ordinary share	$0.07	$0.18	$0.09	$0.41
Weighted average ordinary shares outstanding - basic	1,074.9	432.3	1,064.2	432.2
Weighted average ordinary shares outstanding - diluted	1,143.5	503.9	1,132.9	503.7
_______________________
1.For the three and six months ended June 30, 2023, basic and diluted earnings per ordinary share and weighted average ordinary shares outstanding - basic and diluted amounts represent predecessor Livent and have been adjusted to reflect the 2.406 Exchange Ratio. Represents the results of predecessor Livent’s operations for three and six months ended June 30, 2023 which do not include the operations of Allkem.
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ARCADIUM LITHIUM PLC
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO ARCADIUM LITHIUM PLC (GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in Millions)	2024	2023 (1)	2024	2023 (1)
Net income attributable to Arcadium Lithium plc	$85.7	$90.2	$101.3	$205.0
Add back:
Net income attributable to noncontrolling interests	8.8	—	13.1	—
Interest income, net	(9.3)	—	(20.3)	—
Income tax expense	35.3	14.6	89.1	38.5
Depreciation and amortization	24.3	7.0	41.5	13.8
EBITDA (Non-GAAP) (2)	144.8	111.8	224.7	257.3
Add back:
Argentina remeasurement (gains)/losses (a)	(57.6)	4.8	(96.2)	8.9
Restructuring and other charges (b)	21.9	24.3	101.7	26.3
Loss on debt extinguishment (c)	0.9	—	1.1	—
Inventory step-up, Allkem Livent Merger (d)	4.7	—	20.5	—
Other losses/(gains) (e)	1.2	5.0	(7.4)	10.8
Subtract:
Blue Chip Swap gain (f)	(16.8)	(11.4)	(36.5)	(11.4)
Adjusted EBITDA (Non-GAAP) (2)	$99.1	$134.5	$207.9	$291.9
__________________
1.Represents the results of predecessor Livent’s operations for three and six months ended June 30, 2023 which do not include the operations of Allkem.
2.We evaluate operating performance using certain Non-GAAP measures such as EBITDA, which we define as net income attributable to Arcadium Lithium plc plus noncontrolling interests, interest income, net, income tax expense and depreciation and amortization; and Adjusted EBITDA, which we define as EBITDA adjusted for Argentina remeasurement (gains)/losses, restructuring and other charges, Merger-related inventory step-up, certain Blue Chip Swap gains and other losses/(gains). Management believes the use of these Non-GAAP measures allows management and investors to compare more easily the financial performance of its underlying business from period to period. The Non-GAAP information provided may not be comparable to similar measures disclosed by other companies because of differing methods used by other companies in calculating EBITDA and Adjusted EBITDA. This measure should not be considered as a substitute for net income or other measures of performance or liquidity reported in accordance with U.S. GAAP. The above table reconciles EBITDA and Adjusted EBITDA from net income.
a.Represents impact of currency fluctuations primarily on deferred income tax assets and liabilities. Also includes impact of currency fluctuations on other tax assets and liabilities and on long-term monetary assets associated with our capital expansion as well as foreign currency devaluations. The remeasurement losses are included within Other gains in our condensed consolidated statements of operations but are excluded from our calculation of Adjusted EBITDA because of: i.) their nature as income tax related; ii.) their association with long-term capital projects which will not be operational until future periods; or iii.) the severity of the devaluations and their immediate impact on our operations in the country.
b.We continually perform strategic reviews and assess the return on our business. This sometimes results in management changes or in a plan to restructure the operations of our business. As part of these restructuring plans, demolition costs and write-downs of long-lived assets may occur. The three months ended June 30, 2024 and 2023 include costs related to the combination of Livent and Allkem in a stock-for-stock transaction (the "Transaction") of $19.8 million and $18.8 million, respectively. The six months ended June 30, 2024 and 2023 include costs related to the Transaction of $86.8 million and $18.8 million, respectively. The six months ended June 30, 2024 and 2023 include severance-related costs of $14.1 million and $2.4 million, respectively.
c.The three months ended June 30, 2024 represents a prepayment fee incurred when the Sal de Vida Project Financing Facility was repaid in its entirety by SDJ SA on May 30, 2024. The six months ended June 30, 2024 also includes $0.2 million for the partial write-off of deferred financing costs for amendments to the Revolving Credit Facility. The debt extinguishment losses are excluded from our calculation of Adjusted EBITDA because the loss is nonrecurring.
d.Relates to the step-up in inventory recorded for Allkem Livent Merger for the three and six months ended June 30, 2024 as a result of purchase accounting, excluded from Adjusted EBITDA as the step-up is considered a one-time, non-recurring cost.
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e.The three and six months ended June 30, 2024 primarily represents foreign currency remeasurement gains related to U.S. dollar-denominated cash balances temporarily held at a foreign currency-functional subsidiary. The three and six months ended June 30, 2023, prior to consolidation of Nemaska Lithium Inc. ("NLI") on October 18, 2023, represents our 50% ownership interest in costs incurred for certain project-related costs to align NLI's reported results with Arcadium's capitalization policies and interest expense incurred by NLI, all included in Equity in net loss of unconsolidated affiliate in our condensed consolidated statements of operations. The Company consolidates NLI on a one-quarter lag basis and prior to October 18, 2023, accounted for its equity method investment in NLI on a one-quarter lag basis.
f.Represents non-recurring gain from the sale in Argentina pesos of Argentina Sovereign U.S. dollar-denominated bonds due to the divergence of Argentina's Blue Chip Swap market exchange rate from the official rate.

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO ARCADIUM LITHIUM PLC (GAAP) TO
ADJUSTED AFTER-TAX EARNINGS (NON-GAAP)
(Unaudited)

(in Millions, Except Per Share Data)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023 (1)	2024	2023 (1)
Net income attributable to Arcadium Lithium plc	$85.7	$90.2	$101.3	$205.0
Add back:
Net income attributable to noncontrolling interests	8.8	—	13.1	—
Special charges:
Argentina remeasurement (gains)/losses (a)	(57.6)	4.8	(96.2)	8.9
Restructuring and other charges (b)	21.9	24.3	101.7	26.3
Loss on debt extinguishment (c)	0.9	—	1.1	—
Inventory step-up, Allkem Livent Merger (d)	4.7	—	20.5	—
Other losses/(gains) (e)	1.2	5.0	(7.4)	10.8
Blue Chip Swap gain (f)	(16.8)	(11.4)	(36.5)	(11.4)
Non-GAAP tax adjustments (g)	10.1	(5.6)	38.3	(6.3)
Adjusted after-tax earnings (Non-GAAP) (2)	$58.9	$107.3	$135.9	$233.3

Diluted earnings per ordinary share (GAAP)	$0.07	$0.18	$0.09	$0.41
Special charges per diluted share, before tax:
Argentina remeasurement (gains)/losses, per diluted share	(0.05)	0.01	(0.08)	0.02
Restructuring and other charges, per diluted share	0.02	0.05	0.09	0.05
Inventory step-up, Allkem Livent Merger, per diluted share	—	—	0.02	—
Other losses/(gains), per diluted share	—	0.01	(0.01)	0.02
Blue Chip Swap gain, per diluted share	(0.01)	(0.03)	(0.02)	(0.03)
Non-GAAP tax adjustments, per diluted share	0.02	(0.01)	0.03	(0.01)
Diluted adjusted after-tax earnings per share (Non-GAAP) (2)	$0.05	$0.21	$0.12	$0.46
Weighted average ordinary shares outstanding - diluted (Non-GAAP) used in diluted adjusted after-tax earnings per share computations	1,143.5	503.9	1,132.9	503.7
___________________
1.For the three and six months ended June 30, 2023, diluted earnings per ordinary share (GAAP), weighted average ordinary shares outstanding - diluted (Non-GAAP) and all per diluted share amounts represent predecessor Livent and have been adjusted to reflect the 2.406 Exchange Ratio. Represents the results of predecessor Livent’s operations for three and six months ended June 30, 2023 which do not include the operations of Allkem.
2.The Company believes that the Non-GAAP financial measures Adjusted after-tax earnings and Diluted adjusted after-tax earnings per share provide useful information about the Company’s operating results to management, investors and securities analysts. Adjusted after-tax earnings excludes the effects of, nonrecurring charges/(income) and tax-related adjustments. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying business from period to period. Diluted adjusted after-tax earnings per share (Non-GAAP) is calculated using weighted average common shares outstanding - diluted.
a.Represents impact of currency fluctuations primarily on deferred income tax assets and liabilities. Also includes impact of currency fluctuations on other tax assets and liabilities and on long-term monetary assets associated with our capital expansion as well as foreign currency devaluations. The remeasurement losses are included within Other gains in our condensed consolidated statements of
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operations but are excluded from our calculation of Adjusted EBITDA because of: i.) their nature as income tax related; ii.) their association with long-term capital projects which will not be operational until future periods; or iii.) the severity of the devaluations and their immediate impact on our operations in the country.
b.We continually perform strategic reviews and assess the return on our business. This sometimes results in management changes or in a plan to restructure the operations of our business. As part of these restructuring plans, demolition costs and write-downs of long-lived assets may occur. The three months ended June 30, 2024 and 2023 include costs related to the Transaction of $19.8 million and $18.8 million, respectively. The six months ended June 30, 2024 and 2023 include costs related to the Transaction of $86.8 million and $18.8 million, respectively. The six months ended June 30, 2024 and 2023 include severance-related costs of $14.1 million and $2.4 million, respectively.
c.The three months ended June 30, 2024 represents a prepayment fee incurred when the Sal de Vida Project Financing Facility was repaid in its entirety by SDJ SA on May 30, 2024. The six months ended June 30, 2024 also includes $0.2 million for the partial write-off of deferred financing costs for amendments to the Revolving Credit Facility. The debt extinguishment losses are excluded from our calculation of Adjusted EBITDA because the loss is nonrecurring.
d.Relates to the step-up in inventory recorded for Allkem Livent Merger for the three and six months ended June 30, 2024 as a result of purchase accounting, excluded from Adjusted EBITDA as the step-up is considered a one-time, non-recurring cost.
e.The three and six months ended June 30, 2024 primarily represents foreign currency remeasurement gains related to U.S. dollar-denominated cash balances temporarily held at a foreign currency-functional subsidiary. The three and six months ended June 30, 2023, prior to consolidation of Nemaska Lithium Inc. ("NLI") on October 18, 2023, represents our 50% ownership interest in costs incurred for certain project-related costs to align NLI's reported results with Arcadium's capitalization policies and interest expense incurred by NLI, all included in Equity in net loss of unconsolidated affiliate in our condensed consolidated statements of operations. The Company consolidates NLI on a one-quarter lag basis and prior to October 18, 2023, accounted for its equity method investment in NLI on a one-quarter lag basis.
f.Represents non-recurring gain from the sale in Argentina pesos of Argentina Sovereign U.S. dollar-denominated bonds due to the divergence of Argentina's Blue Chip Swap market exchange rate from the official rate.
g.The company excludes the GAAP tax provision, including discrete items, from the Non-GAAP measure Diluted adjusted after-tax earnings per share, and instead includes a Non-GAAP tax provision based upon the annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but not limited to: income tax expenses or benefits that are not related to operating results in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related accounting impacts; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to operating results thereby providing investors with useful supplemental information about the company's operational performance. The income tax expense/(benefit) on special charges/(income) is determined using the applicable rates in the taxing jurisdictions in which the special charge or income occurred and includes both current and deferred income tax expense/(benefit) based on the nature of the Non-GAAP performance measure.

	Three Months Ended June 30,		Six Months Ended June 30,
(in Millions)	2024	2023	2024	2023
Non-GAAP tax adjustments:
Income tax benefit on restructuring and other charges and other corporate costs	$(5.9)	$(2.3)	$(23.4)	$(2.8)
Revisions to our tax liabilities due to finalization of prior year tax returns	0.2	(0.1)	1.2	(0.1)
Foreign currency remeasurement (net of valuation allowance) and other discrete items	9.6	(4.3)	47.9	(3.1)
Blue Chip Swap gain	4.6	1.2	9.2	1.2
Other discrete items	1.6	(0.1)	3.4	(1.5)
Total Non-GAAP tax adjustments	$10.1	$(5.6)	$38.3	$(6.3)

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RECONCILIATION OF CASH (USED IN)/PROVIDED BY OPERATING ACTIVITIES (GAAP) TO
ADJUSTED CASH PROVIDED BY OPERATIONS (NON-GAAP)
(Unaudited)

	Six Months Ended June 30,
(in Millions)	2024	2023 (1)
Cash (used in)/provided by operating activities (GAAP)	$(119.7)	$181.6
Restructuring and other charges	145.1	10.4
Adjusted cash provided by operations (Non-GAAP) (2)	$25.4	$192.0
___________________
1.Represents the results of predecessor Livent’s operations for six months ended June 30, 2023 which do not include the operations of Allkem.
2.The Company believes that the Non-GAAP financial measure Adjusted cash provided by operations provides useful information about the Company’s cash flows to investors and securities analysts. Adjusted cash provided by operations excludes the effects of transaction-related cash flows. The Company also believes that excluding the effects of these items from cash (used in)/provided by operating activities allows management and investors to compare more easily the cash flows from period to period.

RECONCILIATION OF LONG-TERM DEBT (GAAP) AND CASH AND CASH EQUIVALENTS (GAAP) TO
NET DEBT (NON-GAAP)
(Unaudited)

(in Millions)	June 30, 2024	December 31, 2023 (1)
Long-term debt (including current maturities) (GAAP) (a)	$634.0	$302.0
Less: Cash and cash equivalents (GAAP)	(380.4)	(237.6)
Net debt (Non-GAAP) (2)	$253.6	$64.4
___________________
1.Represents the financial position of predecessor Livent as of December 31, 2023, which does not include the financial position of Allkem.
2.The Company believes that the Non-GAAP financial measure Net debt provides useful information about the Company’s cash flows and liquidity to investors and securities analysts.
a.Presented net of unamortized discounts of $74.4 million and $22.2 million as of June 30, 2024 and December 31, 2023, respectively.

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RECONCILIATION OF CASH AND CASH EQUIVALENTS (GAAP) TO ADJUSTED CASH AND DEPOSITS (NON-GAAP)

The following table provides a reconciliation of Arcadium Lithium's Cash and cash equivalents (GAAP) to Adjusted cash and deposits (Non-GAAP), on an unaudited basis for illustrative purposes. We define Adjusted cash and deposits (Non-GAAP) as Cash and cash equivalents, plus restricted cash in Other non-current assets, less Nemaska Lithium Cash and cash equivalents consolidated by Arcadium on a one-quarter lag, plus Nemaska Lithium Cash and cash equivalents not on a one-quarter lag. Our management believes that this measure provides useful information about the Company's balances and liquidity to investors and securities analysts. Such measure may not be comparable to similar measures disclosed by other companies because of differing methods used by other companies in calculating Adjusted cash and deposits. These measures should not be considered as a substitute for Cash and cash equivalents or other measures of liquidity reported in accordance with U.S. GAAP.

	June 30, 2024	December 31, 2023 (1)
(in Millions)	(unaudited) [1]
Arcadium Lithium Cash and cash equivalents (GAAP)	$380.4	$237.6
Allkem Cash and cash equivalents	—	681.4
Add:
Restricted cash in Other non-current assets:
Project Loan Facility guarantee - Stage 2 of Olaroz Plant (SDJ SA)	24.6	24.6
Project Financing Facility guarantee - Sal de Vida (SDV SA) [2]	—	32.5
Other	5.0	5.0
Less:
Nemaska Lithium Cash and cash equivalents as of March 31, 2024 and October 18, 2023, respectively, consolidated by Arcadium on a one-quarter lag	(149.7)	(133.5)
Arcadium Lithium, excluding Nemaska Lithium (3)	260.3	847.6
Nemaska Lithium Cash and cash equivalents not on a one-quarter lag (4)	41.3	44.2
Adjusted cash and deposits (Non-GAAP) [3]	$301.6	$891.8
_________________
1.This unaudited information of the combined company as of December 31, 2023 is for illustrative purposes and was derived from the historical consolidated financial information of Livent, Allkem and Nemaska Lithium.
2.On May 30, 2024, SDV SA paid the outstanding principal balance of $47.0 million, a prepayment fee of $0.9 million and accrued interest and commitment fees of $1.3 million to repay the Project Financing Facility in its entirety.
3.$137.6 million and $176.9 million reserved or restricted at June 30, 2024 and December 31, 2023, respectively, to provide collateral or cash backing for guarantees primarily on Allkem debt facilities, including $29.6 million and $62.1 million at June 30, 2024 and December 31, 2023, respectively, in Other non-current assets in our condensed consolidated balance sheet.
4.The presentation reflects NLI's actual balance at that date, not on a one-quarter lag. This differs from Nemaska Lithium Cash and cash equivalents included in Arcadium Lithium's condensed consolidated balance sheet as of June 30, 2024 of $149.7 million, representing NLI's balance as of March 31, 2024 as we consolidate NLI on a one-quarter lag. On March 28, 2024, Nemaska Lithium received cash of $150 million related to a second advance payment in connection with a customer supply agreement repayable in equal quarterly installments beginning in January 2027 and ending in October 2031.
Press Release Schedules - Page 6

ARCADIUM LITHIUM PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in Millions)	June 30, 2024	December 31, 2023 (1)
Cash and cash equivalents	$380.4	$237.6
Trade receivables, net of allowance of approximately $0.1 in 2024 and $0.3 in 2023	94.1	106.7
Inventories	333.1	217.5
Other current assets	264.0	86.4
Total current assets	1,071.6	648.2
Investments	38.2	34.8
Property, plant and equipment, net of accumulated depreciation of $307.8 in 2024 and $269.1 in 2023	7,034.9	2,237.1
Right of use assets - operating leases, net	53.7	6.8
Goodwill	1,300.3	120.7
Other intangibles, net	56.6	53.4
Deferred income taxes	32.7	1.4
Other assets	342.3	127.7
Total assets	$9,930.3	$3,230.1

Total current liabilities	473.8	268.6
Long-term debt	590.6	299.6
Contract liabilities - long-term	253.8	217.8
Other long-term liabilities	1,522.5	160.3
Total Arcadium Lithium plc shareholders’ equity	6,262.8	1,784.2
Noncontrolling interests	826.8	499.6
Total liabilities and equity	$9,930.3	$3,230.1
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1.Represents the financial position of predecessor Livent as of December 31, 2023, which does not include the financial position of Allkem.
Press Release Schedules - Page 7

ARCADIUM LITHIUM PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(in Millions)	2024	2023 (1)
Cash (used in)/provided by operating activities	$(119.7)	$181.6
Cash provided by/(used in) investing activities	158.4	(180.2)
Cash provided by/(used in) financing activities	119.6	(21.6)
Effect of exchange rate changes on cash	(15.5)	(1.0)
Increase/(decrease) in cash and cash equivalents	142.8	(21.2)
Cash and cash equivalents, beginning of period	237.6	189.0
Cash and cash equivalents, end of period	$380.4	$167.8
___________________
1.Represents the results of predecessor Livent’s operations for three months ended March 31, 2023 which do not include the operations of Allkem.

ARCADIUM LITHIUM PLC
LONG-TERM DEBT
(Unaudited)

	Interest Rate Percentage			Maturity Date	June 30, 2024	December 31, 2023 (1)
(in Millions)	SOFR borrowings	Base rate borrowings
Revolving Credit Facility	7.19%	9.25%		2027	$—	$—
4.125% Convertible Senior Notes due 2025			4.125%	2025	245.8	245.8
Transaction costs - 2025 Notes					(1.6)	(2.4)
Nemaska - Prepayment agreement - tranche 1			8.9%		75.0	75.0
Discount - Prepayment agreement					(19.4)	(19.8)
Nemaska - Prepayment agreement - tranche 2			9.4%		150.0	—
Discount - Prepayment agreement					(53.4)	—
Nemaska - Other					0.5	3.4
Debt assumed in Allkem Livent Merger (2)
Project Loan Facility - Stage 1 of Olaroz Plant			4.90%	2024	9.1	—
Project Loan Facility - Stage 2 of Olaroz Plant			2.61%	2029	144.0	—
Affiliate Loans with TTC			15.25%	2030	81.5	—
Affiliate Loan with TLP			10.34%	2026	2.5	—
Total debt assumed in Allkem Livent Merger					237.1	—
Subtotal long-term debt (including current maturities)					634.0	302.0
Less current maturities					(43.4)	(2.4)
Total long-term debt					$590.6	$299.6
________________________
1.Represents the financial position of predecessor Livent as of December 31, 2023, which does not include the financial position of Allkem.
2.On May 30, 2024, SDV SA paid the outstanding principal balance of $47.0 million, a prepayment fee of $0.9 million and accrued interest and commitment fees of $1.3 million to repay the Project Financing Facility in its entirety.
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